Exhibit 23.1

Consent of Independent Registered Public Accountant

We hereby consent to the use in this Registration Statement of our report dated January 13, 2007, relating to the financial statements of Liberty Renewable Fuels, LLC as of November 10, 2006 and for the period from inception (June 21, 2006) to November 10, 2006, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Andrews Hooper & Pavlik P.L.C.
Certified Public Accountants

Saginaw, Michigan

January 19, 2007